[BEI LETTERHEAD]



February 27, 1998


                                                       Personal and Confidential
                                                       -------------------------



Mr. Herb Spoon
9114 Fire Water
San Antonio, TX 78255

Dear Herb:

This letter will constitute a formal offer to you to become President and Chief Executive Officer of BEI Medical Systems Company beginning on or about March 30, 1998. The compensation would include the following:

     o    A base salary of $175,000 per year;

     o A moving allowance combined with a sign-up bonus designed to compensate, in part, you for real estate expenses, consisting in total of a one-time payment of $20,000;

     o An annual bonus payable to you in either cash or a combination of cash and stock of up to 50% of your salary for the attainment of pre-agreed upon annual objectives. This bonus would be made after the Company's audited results following the end of our fiscal year each September 30th;

     o Finally, the Company would offer you 240,000 shares of stock, one-half in the form of Restricted stock and one-half in the form of Stock Options at the current market price. These shares would vest over a four-year period. In the event the Company were sold, the unvested shares would vest on sale.

Under minor detail, Herb, I have changed your start date to Monday, March 30, 1998 to allow us to make the announcement at our Annual Meeting on March 28 or immediately thereafter, based on advice from the lawyers. Also, the Company does not have sufficient restricted shares currently authorized to meet your commitment. I expect to get approval for additional shares at our Annual Shareholders meeting, and authorization is in the proxy (enclosed for your review.)

Mr. Herb Spoon
February 27, 1998                                                   Page 2 of 2



You will report to the Company's Board of Directors, and it is my intent to continue as Chairman of the Board.

You are eligible to be covered by our life, medical, dental and disability plans on the first of the month following the month in which you begin employment (or on the first day of employment if your employment begins on the 1st of the month). You will also be eligible to participate in BEI's 401K Retirement Savings Plan on the first entry date following three months of employment. We will provide additional information at the time of your enrollment.

The above referenced terms and conditions are contingent upon your execution of an Employment Propietary Information and Inventions Agreement (sample enclosed).

Herb, I hope these points cover the major topics we discussed in our very pleasant meeting of last Thursday, February 19. I very much look forward to working with you. I believe there is a real opportunity to build Medical Systems into a premier company.

Please signify your acceptance of this position and the corresponding conditions by countersigning this letter where indicated below. With kind regards.


Yours sincerely,

BEI MEDICAL SYSTEMS COMPANY



/s/ CHARLES CROCKER
---------------------------
Charles Crocker
Chairman of the Board



CC:jc
Enclosures




Acceptance:  /s/ HERB SPOON                                   3/2/98
             --------------------                      --------------------
                  Herb Spoon                                   Date